Exhibit 5.2
[CLIFFORD CHANCE US LLP LETTERHEAD]
March 8, 2011
CPA 16 Holdings Inc.
50 Rockefeller Plaza
New York, New York
10020
Ladies and Gentlemen:
We have acted as counsel to CPA 16 Holdings Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and Corporate Property Associates 16 — Global Incorporated with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance of 230,269,239 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) pursuant to the Agreement and Plan of Merger, dated December 13, 2010, by and among Corporate Property Associates 16 — Global Incorporated, Corporate Property Associates 14 Incorporated, CPA 16 Merger Sub Inc., the Company, CPA 16 Acquisition Inc., CPA 14 Sub Inc., W. P. Carey & Co. Inc. and, for the limited purposes set forth therein, Carey Asset Management Corp. and W. P. Carey & Co. B.V. (the “Merger Agreement”).
In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company.
Based on the foregoing, and such other examination of law as we have deemed necessary, we are of the opinion that the Shares have been duly and validly authorized and, when issued pursuant to the Merger Agreement and in the manner contemplated by the joint proxy statement/prospectus included in the Registration Statement, such Shares will be legally issued, fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/  Clifford Chance US LLP
Clifford Chance US LLP